Exhibit 99.1

Wize Pharma Signs Distribution Agreement in China for LO2A

HOD HASHARON, Israel, June 5, 2018 -- Wize Pharma, Inc. (OTCQB: WIZP), a clinical-stage biopharmaceutical company focused on the treatment of ophthalmic disorders, today announced that it has signed an exclusive distribution agreement with HPGC Medical Co., Ltd. (HPGC) for the distribution in China by HPGC of a formula known as LO2A, a drug developed for the treatment of dry eye syndrome (DES), and other ophthalmological illnesses, including Conjunctivochalasis (CCH) and Sjögren’s syndrome (Sjögren’s). HPGC is a division of Harbin Pharmaceutical Group Co. Ltd., one of China’s largest healthcare companies with 20,000 employees and assets worth $2.9 billion.

Per the terms of the agreement, Wize has assigned to HPGC the exclusive rights to distribute LO2A in China for the indications of DES, CCH, and Sjögren’s. HPGC is responsible for obtaining regulatory approval for LO2A in China, as well as all costs associated with clinical trials, if needed, and registration fees. The agreement includes minimum quantities of LO2A to be purchased by HPGC from Wize, after obtaining the necessary regulatory approvals in China. Based on quantities outlined in the agreement, Wize expects between $22.5 million and $40 million in sales in China over a five year term following the receipt of the necessary regulatory approvals in China, however there is no guarantee that such approvals will be obtained.

“We are very pleased to enter this agreement with HPGC, a leading pharmaceutical company in China. We have established a firm timeline for milestones around regulatory approval and expect regulatory clearance in China in the next year-and-half. Upon approval, HPGC’s distribution channels will deliver LO2A to a substantial national market. We are pleased to partner with HPGC to deliver an effective and safe dry eye product in China,” stated Wize's Chairman, Ron Mayron.

The ophthalmology market in China is growing at a CAGR of over 11% and is expected to reach $4.5 billion in 2023, according to Market Scope.

About Wize

Wize Pharma, Inc. is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including dry eye syndrome (DES). Wize has in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including Conjunctivochalasis (CCH) and Sjögren's Syndrome (Sjögren's). Wize is currently conducting a Phase II trial of LO2A for patients with CCH and a Phase IV study for LO2A for DES in patients with Sjögren's.

LO2A is currently registered and marketed by its inventor in Germany and Switzerland for the treatment of DES, in Hungary for the treatment of DES and CCH and in the Netherlands for the treatment of DES and Sjögren's. Wize's strategy involves engaging local or multinational distributors to handle the distribution of LO2A.

Forward Looking Statements

Wize cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as "expect," "intend," "plan," "anticipate," "believe," and "will," among others. For example, when we discuss the expected regulatory approval in China and sales of LO2A in China, we are using a forward-looking statement. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Wize's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks related to the substantial debt that we have incurred; our needs for additional financing; our dependence on a single compound, LO2A and on the continuation of our license to commercialize LO2A; our inability to expand our rights under our license of LO2A; the initiation, timing, progress and results of our trials and product candidate development efforts; our ability to advance LO2A into clinical trials or to successfully complete our preclinical studies or clinical trials; our receipt of regulatory approvals for LO2A, and the timing of other regulatory filings and approvals; the clinical development, commercialization and market acceptance of LO2A; our ability to establish and maintain corporate collaborations; the implementation of our business model and strategic plans for our business and product candidates; the scope of protection we are able to establish and maintain for intellectual property rights covering LO2A and our ability to operate our business without infringing the intellectual property rights of others; estimates of our expenses, future revenues, and capital requirements; competitive companies, technologies and our industry; and statements as to the impact of the political and security situation in Israel on our business. More detailed information about the risks and uncertainties affecting Wize is contained under the heading "Risk Factors" included in Wize's Registration Statement on Form S-1/A filed with the SEC on May 10, 2018, and in other filings that Wize has made and may make with the SEC in the future. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Wize does not undertake any obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For all investor enquiries, please contact:
Noam Danenberg
Chief Operating Officer
+972-72-260-0536
noam@wizepharma.com